Exhibit 99.1

FOR IMMEDIATE RELEASE February 27, 2014	Investor and Media Contact: Whitney Finch Vice President of Investor Relations 813.421.7694 wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

FULL YEAR AND FOURTH QUARTER 2013 FINANCIAL RESULTS,

UPDATED 2014 OUTLOOK AND RECENT EVENTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the full year and quarter ended December 31, 2013, as well as updates on operational highlights and recent developments for the Company.

GAAP net income for the year ended December 31, 2013 was $253.5 million, or $6.63 per diluted share, compared to a net loss of $22.1 million, or $0.73 per diluted share for 2012. Core earnings for the year was $363.2 million after taxes, or $9.63 per diluted share, increasing 337% as compared to the prior year. Adjusted EBITDA (“AEBITDA”) for the full year of 2013 was $691.7 million, also significantly higher when compared to AEBITDA of $241.7 million for 2012.

The Company reported GAAP net income for the fourth quarter of 2013 of $9.8 million, or $0.26 per diluted share, compared to a net loss of $34.1 million, or $0.98 per diluted share, in the fourth quarter of 2012. Core earnings for the fourth quarter was $40.6 million after taxes, or $1.07 per diluted share, increasing 80% as compared to the same quarter of last year. AEBITDA for the quarter was $128.8 million, also significantly higher when compared to AEBITDA of $64.1 million in the fourth quarter of 2012.

Full year and fourth quarter results reflected strong earnings growth in the Servicing segment, predominantly driven by the higher volume of units serviced as compared to the prior year periods. Servicing results also reflected increases in the value of the Company’s mortgage servicing rights (“MSRs”), which added approximately $0.38 to both GAAP net income and core earnings per diluted share in the quarter and approximately $2.86 per diluted share for the full year. The Company’s Originations segment’s performance moderated toward a more normalized operating level in the quarter, delivering solid results and strong margins from the consumer direct channel, while continuing to develop its retail and correspondent channels.

Other notable developments included:

•	Completed financings including issuance of $1.5 billion first lien term loan and $575 million of senior unsecured notes resulting in a reduced rate, covenant light term loan facility and diversification of the Company’s capital structure;

•	Funded over 63,000 HARP loans, providing homeowners an opportunity to refinance at attractive rates not otherwise available;

•	Maintained FNMA 4 Star rating and maintained or improved servicer ratings at S&P, Moodys and Fitch while significantly increasing the size of the serviced portfolio;

•	The Company continues to make significant progress toward the completion of Walter Capital Opportunity Corp in partnership with York Capital Management which we expect will provide an attractive alternative source of capital and build our asset management revenue stream.

“During 2013 Walter Investment executed against its strategic plan, profitably growing its Servicing business, launching its Originations platform to opportunistically harvest the HARP opportunity and extending its core competencies to the reverse mortgage market,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “We more than doubled the serviced book of business to over $200 billion of UPB, funded $16 billion of originations volume and were the #1 HECM issuer in the reverse mortgage space while growing our serviced book of business by 23%. I would like to thank the Walter Investment team for their significant efforts which delivered these results.”

Fourth Quarter 2013 Financial and Operating Highlights

Total revenue for the fourth quarter was $402.8 million, as compared to $171.0 million in the same quarter last year. The year-over-year increase in revenue reflects a $69.6 million increase in net servicing revenue and fees, an increase of $130.2 million in net gain on sales of loans in the Originations segment and a $19.1 million increase related to fair value gains on reverse loans and related HMBS obligations. Other revenues increased $12.9 million, driven by higher fee income in the Servicing, Originations and Reverse segments.

Total expense increased from $176.0 million in the fourth quarter of 2012 to $382.6 million in the fourth quarter of 2013. The year-over-year increase reflects additional operating and overhead costs, including salaries and benefits and general and administrative expenses, associated with growth in the serviced portfolio and the acquisition and expansion of other businesses. The additions of the Originations and Reverse Mortgage segments added approximately $100.6 million and $32.8 million to expenses, respectively. Interest expense increased by $29.9 million over the prior year primarily reflecting increased corporate debt outstanding, and increased servicing advance liabilities and warehouse activity in the Company’s Originations and Reverse Mortgage segments.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $162.9 million in the fourth quarter, which included $142.3 million of gross servicing fees, $25.6 million of incentive and performance-based fees, and $20.1 million of ancillary and other fees. Servicing revenues for the fourth quarter of 2013 are net of $8.5 million in amortization on MSRs accounted for at amortized cost and include $23.4 million of gains related to MSRs accounted for at fair value.

Servicing segment revenues were up 80% over the fourth quarter of 2012, principally reflecting the significant increase in UPB serviced over the past year, as well as the positive fair value adjustment recognized in the fourth quarter of this year. The segment continued its trend of producing strong results with respect to generating incentive and performance-based fees, which increased more than 30% as compared to the prior year. The application of proprietary protocols to the first lien GSE pools boarded in the first and second quarters resulted in a reduction of 30+ day delinquencies by approximately 300 bps as compared to the end of the second quarter of 2013.

Expense for the Servicing segment was $142.6 million, which included $10.2 million of depreciation and amortization costs and $9.7 million of interest expense. The segment generated core earnings before income taxes of $34.3 million for the quarter ended December 31, 2013, compared to core earnings before income taxes of $31.3 million in the fourth quarter of 2012, and AEBITDA of $64.9 million, an increase of 80% as compared to the prior year period. These results compare to revenue of $208.5 million, expenses of $139.3 million, core earnings before income taxes of $84.0 million and AEBITDA of $65.4 million in the third quarter of 2013. The decline in core earnings before income taxes as compared to the third quarter resulted from a decrease of $37.1 million in the amount of the fair value adjustment to the MSR.

The Servicing segment ended the quarter with approximately 2.0 million total accounts serviced, with a UPB of roughly $202 billion. During the quarter, the Company experienced a net normalized disappearance rate of 14%. All of these results were in line with or better than Company expectations and projections.

Originations

The Originations segment generated revenue of $135.8 million in the fourth quarter, driven primarily by the consumer lending channel, which targets refinancing and recapture of accounts from the serviced portfolio. Expense for the Originations segment was $104.7 million, which included $8.8 million of interest expense and $3.7 million of depreciation and amortization. The segment generated core earnings before income taxes of $34.1 million for the fourth quarter of 2013 and AEBITDA of $37.6 million. These results compare to revenue of $167.4 million, expenses of $115.6 million, core earnings before income taxes of $54.5 million and AEBITDA of $58.6 million in the third quarter of 2013. The decline in core earnings before income taxes and AEBITDA as compared to the third quarter resulted from expected decreases in locked volumes coupled with higher expenses in the consumer direct channel during the fourth quarter. Direct margins in the consumer direct channel were 309 bps in the fourth quarter of 2013, slightly higher as compared to the third quarter, principally associated with the higher gain on sale margin offset by the recognition of lower fee income and higher direct expenses in the channel.

Funded loans in the fourth quarter totaled $4.7 billion, with 55% of that volume in the consumer lending channel and 45% generated by the correspondent lending channel. The total pull through adjusted locked volume for the fourth quarter was $4.6 billion, as compared to $5.4 billion for the third quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $39.1 million for the quarter, which included a $26.4 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $6.9 million in servicing fees and $5.8 million of other revenue. Total expenses for the fourth quarter were $43.3 million, including $1.0 million of interest expense and $2.9 million of depreciation and amortization. The segment reported core earnings before income taxes of $3.0 million and Adjusted EBITDA of $4.3 million for the fourth quarter. These results compare to revenue of $41.7 million, expenses of $39.5 million, core earnings before income taxes of $3.1 million and AEBITDA of $4.5 million in the third quarter of 2013. The quarter ended December 31, 2012 reflected two months of activity for the segment which generated revenue of $13.6 million, expenses of $10.4 million, core earnings before income taxes of $6.9 million and AEBITDA of $7.7 million.

Other Segments

The ARM segment generated revenue of $9.7 million and incurred expense of $7.2 million in the quarter ended December 31, 2013. Core earnings before income taxes was $3.8 million and AEBITDA was $4.0 million for the fourth quarter. These results compare with revenue of $9.9 million, expenses of $6.8 million, core earnings before income taxes of $4.5 million and AEBITDA of $4.7 million in the third quarter of 2013. The segment generated revenues of $11.3 million, expenses of $8.0 million, core earnings before income taxes of $5.4 million and AEBITDA of $5.4 million in the fourth quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $20.0 million, offset by expenses of $9.9 million for the fourth quarter. Insurance segment core earnings before income taxes was $11.4 million and AEBITDA was $11.5 million for the quarter ended December 31, 2013. These results compare to revenue of $28.9 million, expenses of $9.7 million, core earnings before income taxes of $20.7 million and AEBITDA of $20.7 million in the third quarter of 2013 which reflected reductions in the cancellation experience on newly instituted policies. In the fourth quarter of 2012, the Insurance segment generated revenue of $19.2 million, expenses of $10.4 million, core earnings before income taxes of $10.6 million and AEBITDA of $10.6 million.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $35.3 million for the fourth quarter of 2013. Total expense for the segment was $29.2 million, including $21.5 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $7.3 million and AEBITDA of $2.0 million for the fourth quarter of 2013, compared to pre-tax core earnings of $1.5 million and AEBITDA of $6.2 million for the fourth quarter of 2012. These results compare to interest income of $35.7 million, expenses of $28.4 million, core earnings before income taxes of $7.8 million and AEBITDA of $6.4 million in the third quarter of 2013.

Market Commentary and Outlook

The overall economic environment continues to provide a solid base for the business, and positive catalysts within the mortgage sector continue to drive the demand for movement of non-core, credit-sensitive assets from depositories to specialty servicers. The Company anticipates these trends will continue driving long-term growth opportunities for the sector and for the Company. The business development pipeline currently exceeds $345 billion and dialogue with clients has remained steady in the first quarter. Recent public commentary confirms the view and previous commentary that the regulatory environment and oversight regarding MSR sales and servicing is increasing. The Company believes that this is a necessary part of the maturation of the sector and while it may have a short term impact on transactions and timing, ultimately, these changes will benefit those participants such as Walter Investment who have a demonstrated track record of efficiently managing transfers and highly rated platforms.

Based on current market conditions and our view of the sector and our businesses, the Company is updating its outlook for 2014 to an Adjusted EBITDA range of $650 to $725 million along with a range of core earnings per share after tax of $5.25 to $6.25. These ranges include estimates for certain business development and growth opportunities, depreciation and amortization and the Company’s expected capital structure. The 2014 core earnings range does not include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,400 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter and full year results and other general business matters during a conference call and live webcast to be held on Thursday, February 27, 2014, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations, level of confidence, guidance and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This document speaks only as of this date. Walter Investment disclaims any duty to update the information herein except as otherwise required by law.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and AEBITDA include, but are not limited to:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	continued uncertainty in the United States, or U.S., home sales market, including both the volume and pricing of sales, due to adverse economic conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage originations and prepayments;

•	risks related to our acquisitions, including our ability to successfully integrate large volumes of assets and servicing rights, as well as businesses and platforms that we have acquired or may acquire in the future into our business, and our ability to obtain approvals required to acquire these assets and servicing rights;

•	risks related to the financing incurred in connection with past or future acquisitions, including our ability to achieve cash flows sufficient to carry our debt and otherwise comply with the covenants of our debt;

•	delay or failure to realize the anticipated benefits we expect to realize from past or future acquisitions including any indemnification rights;

•	our ability to successfully operate the loan originations platforms that we acquired in early 2013 and 2012, which are significantly larger than our prior originations business;

•	the occurrence of anticipated growth of the specialty servicing sector and the reverse mortgage sector;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to raise capital whether directly or through an external capital vehicle to make suitable investments to offset run-off in a number of the portfolios we service and to otherwise grow our business;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to develop new business, including the development of our originations business, the implementation of delinquency flow programs and the receipt of new business, all of which are subject to customer demand and approval;

•	our ability to earn anticipated levels of performance and incentive fees on serviced business;

•	the availability of suitable investments for any capital that we are able to raise and risks associated with any such investments we may pursue;

•	changes in federal, state and local policies, laws and regulations affecting our business, including mortgage and reverse mortgage originations and/or servicing, and changes to our licensing requirements;

•	changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, including regulations required by the Dodd-Frank Act that have not yet been promulgated or have yet to be finalized;

•	increased scrutiny and potential enforcement actions by the Consumer Financial Protection Bureau, or the CFPB;

•	uncertainties related to regulatory pressures on large banks related to their mortgage servicing, as well as regulatory pressure on the rest of the mortgage servicing sector, including increased performance and compliance standards and reporting obligations and increases to the cost of doing business as a result thereof;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•	our ability to remain qualified as a government-sponsored entity, or GSE, approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective loan and selling and servicing guides;

•	changes to the Home Affordable Modification Program, or the HAMP, the Home Affordable Refinance Program, or HARP, the Home Equity Conversion Mortgage, or HECM, Program or other similar government programs;

•	loss of our loan servicing, loan origination, insurance agency, and collection agency licenses;

•	uncertainty relating to the status of GSEs;

•	uncertainty related to inquiries from government agencies into servicing, foreclosure, loss mitigation, and lender-placed insurance practices;

•	uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third-party claims against the Company;

•	changes in public opinion on mortgage origination, loan servicing and debt collection practices;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of government-sponsored entities or various regulatory authorities; changes to our insurance agency business, including increased scrutiny by federal and state regulators and GSEs on lender-placed insurance practices and restrictions on our insurance agency’s receipt of commissions on lender-placed insurance;

•	the effect of our risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cyber security);

•	changes in accounting rules and standards, which are highly complex and continuing to evolve in the forward and reverse servicing and originations sectors;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure;

•	the satisfactory maintenance of effective internal control over financial reporting and disclosure controls and procedures;

•	our continued listing on the New York Stock Exchange, or the NYSE; and

•	the ability or willingness of Walter Energy, Inc., or Walter Energy, our prior parent, and other counterparties to satisfy material obligations under agreements with us;

•	Other factors relating to our business in general as detailed in Walter Investment’s 2013 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$158,295	$—	$6,947	$9,731	$—	$—	$—	$(4,630)	$170,343
Gain on loan sales, net	—	130,870	—	—	—	—	—	—	130,870
Interest income on loans	—	—	—	—	—	35,255	—	—	35,255
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,387	—	—	—	—	—	26,387
Insurance revenue	—	—	—	—	19,998	—	—	—	19,998
Other income	4,555	4,907	5,782	9	12	2	4,719	—	19,986

Total revenues	162,850	135,777	39,116	9,740	20,010	35,257	4,719	(4,630)	402,839
EXPENSES:
Interest expense	9,716	8,804	973	—	—	21,502	34,211	—	75,206
Depreciation and amortization	10,168	3,687	2,875	1,393	1,191	—	9	—	19,323
Provision for loan losses	—	—	—	—	—	(1,137)	—	—	(1,137)
Other expenses, net	122,747	92,201	39,413	5,799	8,730	8,846	16,106	(4,630)	289,212

Total expenses	142,631	104,692	43,261	7,192	9,921	29,211	50,326	(4,630)	382,604

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(229)	—	—	—	—	(325)	(287)	—	(841)
Loss on extinguishment of debt	—	—	—	—	—	—	(12,489)	—	(12,489)
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(229)	—	—	—	—	(325)	(12,776)	—	(13,330)

Income (loss) before income taxes	19,990	31,085	(4,145)	2,548	10,089	5,721	(58,383)	—	6,905
CORE EARNINGS
Step-up depreciation and amortization	6,169	2,454	2,369	1,186	1,191	—	6	—	13,375
Step-up amortization of sub-servicing contracts	6,465	—	—	—	—	—	—	—	6,465
Loss on extinguishment of debt	—	—	—	—	—	—	12,489	—	12,489
Share-based compensation expense	1,036	593	195	84	166	—	1,125	—	3,199
Transaction and integration costs	450	—	—	—	—	—	2,319	—	2,769
Debt issuance costs not capitalized	—	—	—	—	—	—	8,881	—	8,881
Non-cash interest expense	189	—	—	—	—	1,572	2,304	—	4,065
Net impact of Non-Residual Trusts	—	—	—	—	—	—	2,437	—	2,437
Fair value to cash adjustments for reverse loans	—	—	388	—	—	—	—	—	388
Other	13	—	4,178	—	—	—	1,481	—	5,672

Total adjustments	14,322	3,047	7,130	1,270	1,357	1,572	31,042	—	59,740

Core earnings (loss) before income taxes	34,312	34,132	2,985	3,818	11,446	7,293	(27,341)	—	66,645
ADJUSTED EBITDA
Interest expense on debt	169	—	13	—	—	—	31,907	—	32,089
Non-cash interest income	(324)	—	(64)	—	—	(4,125)	—	—	(4,513)
Depreciation and amortization	3,999	1,233	506	207	—	—	3	—	5,948
Amortization and fair value adjustments of servicing rights	23,264	—	784	—	—	—	—	—	24,048
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	(1,137)	—	—	(1,137)
Residual Trusts cash flows	—	—	—	—	—	181	—	—	181
Other	3,503	2,204	87	7	22	(245)	(4)	—	5,574

Total adjustments	30,611	3,437	1,326	214	22	(5,326)	31,906	—	62,190

Adjusted EBITDA	$64,923	$37,569	$4,311	$4,032	$11,468	$1,967	$4,565	$—	$128,835

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2012

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$90,094	$—	$4,428	$11,292	$—	$—	$—	$(5,052)	$100,762
Gain on loan sales, net	—	648	—	—	—	—	—	—	648
Interest income on loans	—	—	—	—	—	36,654	—	—	36,654
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,279	—	—	—	—	—	7,279
Insurance revenue	—	—	—	—	19,149	—	—	—	19,149
Other income	492	1,752	1,858	49	82	5	2,322	(48)	6,512

Total revenues	90,586	2,400	13,565	11,341	19,231	36,659	2,322	(5,100)	171,004

EXPENSES:
Interest expense	1,074	20	1,217	—	—	25,853	17,160	—	45,324
Depreciation and amortization	8,803	77	1,236	1,873	1,351	—	7	—	13,347
Provision for loan losses	—	—	—	—	—	5,230	—	—	5,230
Other expenses, net	68,174	3,990	7,991	6,150	9,052	7,541	14,334	(5,100)	112,132

Total expenses	78,051	4,087	10,444	8,023	10,403	38,624	31,501	(5,100)	176,033

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(273)	—	—	—	—	(421)	(759)	—	(1,453)
Extinguishment of debt	—	—	—	—	—	—	(48,579)	—	(48,579)

Total other gains (losses)	(273)	—	—	—	—	(421)	(49,338)	—	(50,032)

Income (loss) before income taxes	12,262	(1,687)	3,121	3,318	8,828	(2,386)	(78,517)	—	(55,061)
CORE EARNINGS
Step-up depreciation and amortization	6,525	77	1,101	1,873	1,351	—	7	—	10,934
Step-up amortization of sub-servicing contracts	9,511	—	—	—	—	—	—	—	9,511
Share-based compensation expense	1,940	79	153	197	431	—	176	—	2,976
Transaction and integration costs	854	—	—	—	—	—	8,356	—	9,210
Non-cash interest expense	235	—	—	—	28	3,932	—	—	4,195
Net impact of Non-Residual Trusts	—	—	—	—	—	—	3,334	—	3,334
Fair value to cash adjustments for reverse loans	—	—	2,554	—	—	—	—	—	2,554
Losses on extinguishment of debt	—	—	—	—	—	—	48,579	—	48,579
Other	—	(114)	—	—	—	—	230	—	116

Total adjustments	19,065	42	3,808	2,070	1,810	3,932	60,682	—	91,409

Core earnings (loss) before income taxes	31,327	(1,645)	6,929	5,388	10,638	1,546	(17,835)	—	36,348
ADJUSTED EBITDA
Interest expense on debt	3	—	—	—	—	—	17,160	—	17,163
Non-cash interest income	(489)	—	(119)	—	(81)	(2,800)	—	—	(3,489)
Depreciation and amortization	2,278	—	135	—	—	—	—	—	2,413
Amortization and fair value adjustments of servicing rights	2,435	—	706	—	—	—	—	—	3,141
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	5,230	—	—	5,230
Residual Trusts cash flows	—	—	—	—	—	3,237	—	—	3,237
Other	490	5	22	15	44	(1,052)	507	—	31

Total adjustments	4,717	5	744	15	(37)	4,615	17,667	—	27,726

Adjusted EBITDA	$36,044	$(1,640)	$7,673	$5,403	$10,601	$6,161	$(168)	$—	$64,074

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$734,456	$—	$27,342	$40,759	$—	$—	$—	$(19,168)	$783,389
Gain on loan sales, net	—	594,341	4,633	—	—	—	—	—	598,974
Interest income on loans	—	—	—	—	—	144,651	—	—	144,651
Net fair value gains on reverse loans and related HMBS obligations	—	—	120,382	—	—	—	—	—	120,382
Insurance revenue	—	—	—	—	84,478	—	—	—	84,478
Other income	7,322	36,100	15,307	183	29	9	11,714	(39)	70,625

Total revenues	741,778	630,441	167,664	40,942	84,507	144,660	11,714	(19,207)	1,802,499
EXPENSES:
Interest expense	25,921	28,469	7,974	—	—	86,974	123,317	—	272,655
Depreciation and amortization	37,872	10,836	11,145	6,260	4,883	—	31	—	71,027
Provision for loan losses	—	—	—	—	—	1,229	—	—	1,229
Other expenses, net	452,978	328,150	148,193	22,840	33,655	24,188	47,545	(19,207)	1,038,342

Total expenses	516,771	367,455	167,312	29,100	38,538	112,391	170,893	(19,207)	1,383,253

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(850)	—	—	—	—	181	6,730	—	6,061
Loss on extinguishment of debt	—	—	—	—	—	—	(12,489)	—	(12,489)
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(850)	—	—	—	—	181	(5,759)	—	(6,428)

Income (loss) before income taxes	224,157	262,986	352	11,842	45,969	32,450	(164,938)	—	412,818
CORE EARNINGS
Step-up depreciation and amortization	23,926	7,642	9,546	5,431	4,883	—	22	—	51,450
Step-up amortization of sub-servicing contracts	30,405	—	—	—	—	—	—	—	30,405
Loss on extinguishment of debt	—	—	—	—	—	—	12,489	—	12,489
Share-based compensation expense	6,014	2,517	1,278	499	1,070	—	1,633	—	13,011
Transaction and integration costs	450	—	—	—	—	—	18,490	—	18,940
Debt issuance costs not capitalized	—	—	—	—	—	—	15,614	—	15,614
Non-cash interest expense	817	—	—	—	—	2,678	8,800	—	12,295
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(2,325)	—	(2,325)
Fair value to cash adjustments for reverse loans	—	—	17,995	—	—	—	—	—	17,995
Other	13	—	11,142	—	—	—	1,503	—	12,658

Total adjustments	61,625	10,159	39,961	5,930	5,953	2,678	56,226	—	182,532

Core earnings (loss) before income taxes	285,782	273,145	40,313	17,772	51,922	35,128	(108,712)	—	595,350
ADJUSTED EBITDA
Interest expense on debt	169	—	40	—	—	—	114,517	—	114,726
Non-cash interest income	(1,500)	—	(429)	—	—	(16,061)	—	—	(17,990)
Depreciation and amortization	13,946	3,194	1,599	829	—	—	9	—	19,577
Amortization and fair value adjustments of servicing rights	(39,405)	—	3,526	—	—	—	—	—	(35,879)
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	1,229	—	—	1,229
Residual Trusts cash flows	—	—	—	—	—	3,554	—	—	3,554
Other	5,679	7,754	83	33	87	(2,663)	208	—	11,181

Total adjustments	(21,111)	10,948	4,819	862	87	(13,941)	114,734	—	96,398

Adjusted EBITDA	$264,671	$284,093	$45,132	$18,634	$52,009	$21,187	$6,022	$—	$691,748

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2012

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$346,158	$—	$4,428	$38,876	$—	$—	$—	$(20,953)	$368,509
Gain on loan sales, net	—	648	—	—	—	—	—	—	648
Interest income on loans	—	—	—	—	—	154,351	—	—	154,351
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,279	—	—	—	—	—	7,279
Insurance revenue	—	—	—	—	73,249	—	—	—	73,249
Other income	2,773	5,269	1,858	49	659	5	9,206	(48)	19,771

Total revenues	348,931	5,917	13,565	38,925	73,908	154,356	9,206	(21,001)	623,807

EXPENSES:
Interest expense	4,882	20	1,217	—	—	96,337	77,215	—	179,671
Depreciation and amortization	34,719	132	1,236	7,774	5,377	—	29	—	49,267
Provision for loan losses	—	—	—	—	—	13,352	—	—	13,352
Other expenses, net	262,515	8,140	7,991	22,623	35,175	28,623	31,544	(21,001)	375,610

Total expenses	302,116	8,292	10,444	30,397	40,552	138,312	108,788	(21,001)	617,900

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(1,056)	—	—	—	—	(116)	8,393	—	7,221
Extinguishment of debt	—	—	—	—	—	—	(48,579)	—	(48,579)

Total other gains (losses)	(1,056)	—	—	—	—	(116)	(40,186)	—	(41,358)

Income (loss) before income taxes	45,759	(2,375)	3,121	8,528	33,356	15,928	(139,768)	—	(35,451)
CORE EARNINGS
Step-up depreciation and amortization	26,449	132	1,101	7,774	5,377	—	29	—	40,862
Step-up amortization of sub-servicing contracts	39,319	—	—	—	—	—	—	—	39,319
Share-based compensation expense	10,171	192	153	868	2,167	—	655	—	14,206
Transaction and integration costs	2,722	—	—	—	—	—	13,060	—	15,782
Non-cash interest expense	919	—	—	—	214	4,943	—	—	6,076
Net impact of Non-Residual Trusts	—	—	—	—	—	—	945	—	945
Fair value to cash adjustments for reverse loans	—	—	2,554	—	—	—	—	—	2,554
Losses on extinguishment of debt	—	—	—	—	—	—	48,579	—	48,579
Other	—	(114)	—	—	—	—	1,383	—	1,269

Total adjustments	79,580	210	3,808	8,642	7,758	4,943	64,651	—	169,592

Core earnings (loss) before income taxes	125,339	(2,165)	6,929	17,170	41,114	20,871	(75,117)	—	134,141
ADJUSTED EBITDA
Interest expense on debt	129	—	—	—	—	—	77,216	—	77,345
Non-cash interest income	(2,725)	—	(119)	—	(655)	(14,501)	—	—	(18,000)
Depreciation and amortization	8,270	—	135	—	—	—	—	—	8,405
Amortization and fair value adjustments of servicing rights	10,436	—	706	—	—	—	—	—	11,142
Pro forma synergies	2,651	—	—	—	—	—	1,118	—	3,769
Provision for loan losses	—	—	—	—	—	13,352	—	—	13,352
Residual Trusts cash flows	—	—	—	—	—	9,342	—	—	9,342
Other	1,489	7	22	39	77	(221)	812	—	2,225

Total adjustments	20,250	7	744	39	(578)	7,972	79,146	—	107,580

Adjusted EBITDA	$145,589	$(2,158)	$7,673	$17,209	$40,536	$28,843	$4,029	$—	241,721

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
REVENUES
Net servicing revenue and fees	$170,343	$100,762	$783,389	$368,509
Net gains on sales of loans	130,870	648	598,974	648
Interest income on loans	35,255	36,654	144,651	154,351
Net fair value gains on reverse loans and related HMBS obligations	26,387	7,279	120,382	7,279
Insurance revenue	19,998	19,149	84,478	73,249
Other revenues	19,986	6,512	70,625	19,771

Total revenues	402,839	171,004	1,802,499	623,807
EXPENSES
Salaries and benefits	147,531	64,609	549,799	230,107
General and administrative	138,782	45,652	480,377	136,236
Interest expense	75,206	45,324	272,655	179,671
Depreciation and amortization	19,323	13,347	71,027	49,267
Provision for loan losses	(1,137)	5,230	1,229	13,352
Other expenses, net	2,899	1,871	8,166	9,267

Total expenses	382,604	176,033	1,383,253	617,900
OTHER GAINS (LOSSES)
Gains (losses) on extinguishments	(12,489)	(48,579)	(12,489)	(48,579)
Other net fair value gains	(841)	(1,453)	6,061	7,221

Total other gains (losses)	(13,330)	(50,032)	(6,428)	(41,358)
Income (loss) before income taxes	6,905	(55,061)	412,818	(35,451)
Income tax expense (benefit)	(2,892)	(20,953)	159,351	(13,317)

Net income (loss)	$9,797	$(34,108)	$253,467	$(22,134)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	58	(92)	58	19
Amortization of realized gain on closed hedges	(18)	140	(127)	68
Unrealized gain (loss) on available-for-sale security in other assets	57	(55)	75	24

Other comprehensive income (loss) before taxes	97	(7)	6	111
Income tax expense for items of other comprehensive income (loss)	38	8	1	34

Other comprehensive income (loss)	59	(15)	5	77

Total comprehensive income (loss)	$9,856	$(34,123)	$253,472	$(22,057)

Net income (loss)	$9,797	$(34,108)	$253,467	$(22,134)
Basic earnings (loss) per common and common equivalent share	$0.26	$(0.98)	$6.75	$(0.73)
Diluted earnings (loss) per common and common equivalent share	0.26	(0.98)	6.63	(0.73)
Weighted-average common and common equivalent shares outstanding — basic	37,230	34,850	37,003	30,397
Weighted-average common and common equivalent shares outstanding — diluted	37,897	34,850	37,701	30,397

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$491,885	$442,054
Restricted cash and cash equivalents	804,803	653,338
Residential loans at amortized cost, net	1,394,871	1,490,321
Residential loans at fair value	10,341,375	6,710,211
Receivables, net (includes $43,545 and $53,975 at fair value at December 31, 2013 and 2012, respectively)	319,195	259,009
Servicer and protective advances, net	1,381,434	173,047
Servicing rights, net (includes $1,131,124 and $0 at fair value at December 31, 2013 and 2012, respectively)	1,304,900	242,712
Goodwill	657,737	580,378
Intangible assets, net	122,406	144,492
Premises and equipment, net	155,847	137,785
Other assets (includes $62,365 and $949 at fair value at December 31, 2013 and 2012, respectively)	413,076	144,830

Total assets	$17,387,529	$10,978,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $26,571 and $25,348 at fair value at December 31, 2013 and 2012, respectively)	$494,139	$260,610
Servicer payables	735,225	587,929
Servicing advance liabilities	971,286	100,164
Debt	3,357,648	1,146,249
Mortgage-backed debt (includes $684,778 and $757,286 at fair value at December 31, 2013 and 2012, respectively)	1,887,862	2,072,728
HMBS related obligations at fair value	8,652,746	5,874,552
Deferred tax liability, net	121,607	41,017

Total liabilities	16,220,513	10,083,249
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized—10,000,000 shares
Issued and outstanding—0 shares at December 31, 2013 and 2012	—	—
Common stock, $0.01 par value per share:
Authorized—90,000,000 shares
Issued and outstanding—37,377,274 and 36,687,785 shares at December 31, 2013 and 2012, respectively	374	367
Additional paid-in capital	580,572	561,963
Retained earnings	585,572	332,105
Accumulated other comprehensive income	498	493

Total stockholders’ equity	1,167,016	894,928

Total liabilities and stockholders’ equity	$17,387,529	$10,978,177

	December 31,
	2013	2012
ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:
Restricted cash and cash equivalents	$59,080	$59,233
Residential loans at amortized cost, net	1,377,711	1,475,782
Residential loans at fair value	587,265	646,498
Receivables at fair value	43,545	53,975
Servicer and protective advances, net	75,481	68,550
Other assets	56,254	63,340

Total assets	$2,199,336	$2,367,378

LIABILITIES OF THE CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:
Payables and accrued liabilities	$8,472	$9,100
Servicing advance liabilities	67,905	64,552
Mortgage-backed debt (includes $684,778 and $757,286 at fair value at December 31, 2013 and 2012, respectively)	1,887,862	2,072,728

Total liabilities	$1,964,239	$2,146,380

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP AEBITDA

For the Quarter and Full Year Ended December 31, 2013

(in millions except per share amounts)

	For the Three Months Ended December 31, 2013	For the Year Ended December 31, 2013
Income before income taxes	$6.9	$412.8
Add:
Depreciation and amortization	19.3	71.0
Interest expense	36.2	127.1

EBITDA	62.4	610.9
Add/(Subtract):
Loss on extinguishment of debt	12.5	12.5
Fair value to cash adjustments for reverse loans	0.4	18.0
Transaction and integration-related costs	2.8	18.9
Debt issuance costs not capitalized	8.9	15.6
Non-cash share-based compensation expense	3.2	13.0
Provision for loan losses	(1.1)	1.2
Residual Trusts cash flows	0.1	3.6
Amortization and fair value adjustments of servicing rights	30.5	(5.5)
Non-cash interest income	(4.5)	(18.0)
Net impact of Non-Residual Trusts	2.4	(2.3)
Other	11.2	23.8

Sub-total	66.4	80.8

Adjusted EBITDA	$128.8	$691.7

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP AEBITDA

For the Quarter and Full Year Ended December 31, 2012

(in millions except per share amounts)

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Income before income taxes	$(55.1)	$(35.5)
Add:
Depreciation and amortization	13.3	49.3
Interest expense	21.4	83.4

EBITDA	(20.4)	97.2
Add/(Subtract):
Loss on extinguishment of debt	48.6	48.6
Fair value to cash adjustments for reverse loans	2.6	2.6
Transaction and integration-related costs	9.2	15.8
Debt issuance costs not capitalized	—	—
Non-cash share-based compensation expense	3.0	14.2
Provision for loan losses	5.2	13.3
Residual Trusts cash flows	3.2	9.3
Amortization and fair value adjustments of servicing rights	12.7	50.5
Non-cash interest income	(3.5)	(18.0)
Net impact of Non-Residual Trusts	3.3	0.9
Other	0.2	3.5

Sub-total	84.5	144.5

Adjusted EBITDA	$64.1	$241.7

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

For the Quarter and Full Year Ended December 31, 2013

(in millions except per share amounts)

	For the Three Months Ended December 31, 2013	For the Year Ended December 31, 2013
Core Earnings
Income before income taxes	$6.9	$412.8
Add back:
Loss on extinguishment of debt	12.5	12.5
Transaction and integration costs	2.8	18.9
Debt issuance costs not capitalized	8.9	15.6
Step-up depreciation and amortization	13.4	51.5
Step-up amortization of sub-servicing rights (MSRs)	6.5	30.4
Fair value to cash adjustments for reverse loans	0.4	18.0
Non-cash interest expense	4.0	12.3
Non-cash share-based compensation expense	3.2	13.0
Net impact of Non-Residual Trusts	2.4	(2.3)
Other	5.6	12.7

Core Earnings before income taxes	$66.6	$595.4
Core earnings after tax (39%)	40.6	363.2
Core earnings after tax per diluted common and common equivalent share.	$1.07	$9.63

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

For the Quarter and Full Year Ended December 31, 2012

(in millions except per share amounts)

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Core Earnings
Income before income taxes	$(55.1)	$(35.5)
Add back:
Loss on extinguishment of debt	48.6	48.6
Transaction and integration costs	9.2	15.8
Debt issuance costs not capitalized	—	—
Step-up depreciation and amortization	10.9	40.9
Step-up amortization of sub-servicing rights (MSRs)	9.5	39.3
Fair value to cash adjustments for reverse loans	2.6	2.6
Non-cash interest expense	4.2	6.1
Non-cash share-based compensation expense	3.0	14.2
Net impact of Non-Residual Trusts	3.3	0.9
Other	0.1	1.2

Core Earnings before income taxes	$36.3	$134.1
Core earnings after tax (39%)	22.5	83.1
Core earnings after tax per diluted common and common equivalent share.	$0.65	$2.73

Reconciliation of Estimated Core Earnings to

Estimated GAAP Income Before Income Taxes

(in millions)

	For the Year Ended December 31, 2013	For the Year Ended 12/31/2014(1)
Pre-tax core earnings	$595.4	$360.0
Less:
Step up depreciation and amortization, including step up amortization of sub-servicing contracts	(81.9)	(67.0)
Loss on extinguishment of debt	(12.5)	—
Share-based compensation expense	(13.0)	(14.0)
Transaction and integration costs(2)	(18.9)	—
Debt issue costs not capitalized	(15.6)	—
Fair value to cash adjustments for reverse loans(3)	(18.0)	(30.0)
Non-cash interest expense	(12.3)	(13.0)
Other (2)	(10.4)	(6.0)

Estimated income before income taxes	$412.8	$230.0

(1)	At the mid-point of the earnings guidance range.
(2)	We do not predict special items that might occur in the future. The amount reflected includes only actual amounts that occurred in 2013.
(3)	Fair value adjustments are by their nature subject to multiple factors that could materially change these amounts, many of which are beyond our control. The amount reflected includes only actual amounts that occurred in 2013.

Use of Non-GAAP Measures

Management considers Core Earnings and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Core Earnings and Adjusted EBITDA are utilized to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Core Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and use of these terms may vary from other companies in our industry.

Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better metric to evaluate our Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core Earnings is defined as net income (loss) before income taxes plus certain depreciation and amortization costs related to the increased basis in assets, including servicing rights, acquired within business combination transactions, or step-up depreciation and amortization, transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including severance expense and a provision for a contingent liability. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Core Earnings excludes the impact of the adoption of fair value accounting and includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA eliminates the effects of financing, tax strategies and depreciation and amortization by focusing on our profitability. Adjusted EBITDA is defined as net income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including severance expense, the provision for a contingent liability, and the provision for the repurchase of transferred loans. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option accounting and includes cash gains for reverse mortgage origination activities.

We believe Core Earnings and Adjusted EBITDA provide investors with additional information to measure our performance. Core Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these terms may vary from other companies in our industry. Core Earnings and Adjusted EBITDA should not be considered as alternatives to (1) net income (loss) or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Core Earnings and Adjusted have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations are:

•	Core Earnings and Adjusted EBITDA do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Core Earnings and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Core Earnings and Adjusted EBITDA do not reflect certain tax payments that may represent reductions in cash available to us;

•	Core Earnings and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Core Earnings and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt, although they do reflect interest expense associated with our master repurchase agreements, mortgage-backed debt, and HMBS related obligations; and

•	Core Earnings and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Core Earnings and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Core Earnings and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Core Earnings and Adjusted EBITDA.